UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 11, 2011

NX GLOBAL, INC.

(Exact name of registrant as specified in its charter)

NEVADA	0-50089	52-2082372
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16238 Ranch Rd, Austin, TX 78717

(Address of principal executive offices)

Registrant’s telephone number, including area code (877) 249-9089

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-=12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

NX Global, Inc. (the “Company”) entered into a definitive agreement to be a member of a joint venture with Eastern Emissions and Energy Solutions, Inc. (“EEES”) for the utilization of EEES license for retrofitting emissions control systems for diesel trucks, buses, off-road vehicles.

The Company holds 50.1% of the voting rights, and receives 30% of the profits for the first year after which the percentage of profit will be adjusted. The Company must raise $1,000,000 for the venture during its first year of operation. It also issued Preferred Stock as the collateral for the license payments required to be made by EEES to the Licensor of the patents. The license provides exclusive rights for the sale of the emissions products throughout the Northeastern U.S. This region includes all states from NJ to ME plus VT, NH and PA.

This venture will be consolidated in the books and records of the Company

Effective as of September 30, 2011, the Company ceased the operations of its subsidiary Nube, Inc.

Item 5.02 Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)(1)	At the close of a meeting of the Board of Directors on November 11, 2011, the resignations of David F. LaFave (President, Chief Financial Officer, Director) and Robyn Bailey (Secretary, Treasurer, Director) were accepted for all positions held. There were no disagreements between any of the parties and the Company leading to these resignations.

(a)(3)(c)	At a meeting of the Board of Directors of the Company held on November 11, 2011 a new slate of officers and directors were seated.

Patrick A. McGough became Chairman of the Board of Directors, President and Chief Financial Officer. Mr. McGough has been involved in the fields of auditing and technology within the government sector for the past 16 years. He holds a Bachelor of Science degree in accounting.

Jason Knecht became a Director and Secretary/Treasurer. Mr. Knecht is an educator in the Washington DC area. He has previously been a legislative aide to a Pennsylvania congressman.

Refaat (Ray) A. Kammel became a Director. Mr. Kammel is the President and Director of Truck Emission Control Technologies, Inc. and has been an engineer for more than 45 years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NX Global, Inc.
(Registrant)
November 14, 2011

/s/ Patrick A. McGough, President
(Signature)

Exhibits

None.